EXHIBIT 99.1


                        TRANSWORLD TELECOMMUNICATIONS



                                NEWS RELEASE

                     Transworld Telecommunications, Inc.
               notified that Pacific Telesis Group terminates
                          Stock Purchase Agreement


FOR IMMEDIATE RELEASE

Salt Lake City, Utah, November 12, 1996. . . .

Transworld Telecommunications, Inc., (TTI) announced that earlier today, Pacific Telesis Group terminated the Stock Purchase Agreement between Pacific Telesis Group, Transworld Telecommunications, Inc., LeGroupe Videotron Ltee and their affiliated companies.

Under that agreement dated November 9, 1995, Pacific Telesis agreed to purchase all of the stock of Wireless Holdings, Inc. (WHI) and Videotron (Bay Area), Inc. (VBAI) which own wireless cable rights and certain operating wireless cable systems in various West Coast cities and in Tampa, Florida and Greenville, South Carolina.

TTI stated that the agreement with Pacific Telesis provides that it may be terminated by any of the parties after November 9, 1996, providing the terminating party has complied with all of its obligations under the agreement.

TTI intends to study the situation and consider all of its alternatives.

Transworld Telecommunications, Inc., is an owner and operator of wireless cable television and other pay-television systems in the U.S. and internationally. In addition to owning 50% of WHI, Transworld owns
20% of Videotron Bay Area (of which Videotron owns 80%), the wireless cable operator in Tampa/St. Petersburg, Florida. Transworld is a public company which trades on the over-the-counter market under the symbol
TTIW.

For Information:      Andrew Lowe
                      801-328-5618